Exhibit 8.1

January 12, 2012

GreenHouse Holdings, Inc. 5171 Santa Fe Street, Suite 1 San Diego, CA 92109	Premier Alliance Group, Inc. 45212 Sharon Road, Suite 300 Charlotte, NC 28211

Re: Merger of GHH Acquisition Company, Inc. into GreenHouse Holdings, Inc.

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to Section 7.1(i) of the Agreement and Plan of Merger dated as of December 1, 2011 (the “Agreement”) by and among Premier Alliance Group, Inc., a Delaware corporation (“Acquiror”), GHH Acquisition Company, Inc., a Nevada corporation that is a wholly-owned subsidiary of Acquiror (“Merger Sub”), and GreenHouse Holdings, Inc., a Nevada corporation (“Target”). Pursuant to the Agreement, Merger Sub will merge with and into Target (the “Merger”), and Target will be the surviving entity.

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. Unless otherwise indicated, all “section” references are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to Target in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times (including without limitation the Effective Time) of, the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a)       the Agreement;

(b)      those tax representation letters delivered to us by Acquiror, Merger Sub, and Target (the “Tax Representation Letters”); and

(c)       Such other instruments and documents related to the formation, organization, and operation of Acquiror, Merger Sub, and Target and related to the consummation of the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

1.                  Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

2.                  All representations, warranties, and statements made or agreed to by Acquiror, Merger Sub, and Target, their management, employees, officers, and directors in connection with the Merger, including but not limited to, those set forth or described in the Agreement (including the exhibits thereto), and the Tax Representation Letters are true and accurate at all relevant times;

3.                  All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

4.                  The Merger will be reported by Acquiror, Merger Sub, and Target on their respective federal income tax returns in a manner consistent with the opinion set forth below;

5.                  Any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time;

6.                  The Agreement and the Tax Representation Letters reflect all the material facts relating to the Merger, Acquiror, Merger Sub, and Target;

7.                  The Merger will qualify as a statutory merger under the laws of the State of Nevada;

8.                  After the Merger, Target will hold “substantially all” of its and Merger Sub’s properties within the meaning of section 368(a)(2)(E)(i) of the Code and regulations promulgated thereunder and will continue the historic business or use a significant portion of its historic assets in a business.

9.                  The shareholders of Target do not, and will not on or before the Effective Time of the Merger, have an existing plan or intent to dispose of Acquiror common stock to be received in the Merger (or to dispose of Target stock in anticipation of the Merger) such that the shareholders of Target will not receive and retain a meaningful continuing equity ownership in Acquiror that is sufficient to satisfy the continuity of interest requirement specified in Treas. Reg. section 1.368-1(b) (and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions.)

10.              As to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement; and

11.              No Target shareholder guaranteed any Target indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time of the Merger, (i) no outstanding indebtedness of Acquiror, Merger Sub or Target has or will represent equity for tax purposes, (ii) no outstanding equity of Acquiror, Merger Sub or Target has or will represent indebtedness for tax purposes, and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Target Common Stock (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of Section 368(c) of the Code.

12.              All advances made by Acquiror to Target were independent of the Merger and will be treated as indebtedness for tax purposes.

Based on our examination of the foregoing items and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that if the Merger is consummated in accordance with the Agreement, for United States federal income tax purposes the Merger will be a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is limited to the federal income tax consequences of the Merger set forth above and does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. To the extent that any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

No ruling has been sought from the Internal Revenue Service by Acquiror, Target or Merger Sub as to the federal income tax consequences of any aspect of the Merger. This opinion is not binding on the Internal Revenue Service or any court of law, administrative agency or other governmental body and represents only our judgment as to the likely outcome if the federal income tax consequences of the Merger were properly presented to a court of competent jurisdiction. Our conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings as in effect on the date hereof. No assurance can be given that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of our conclusions. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered to you solely for the purpose of satisfying the provisions of Section 7.1(i) of the Agreement. It is intended for the benefit of Target, Acquiror, and Merger Sub and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent. We do, however, consent to the use of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement where it appears. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Tarter Krinsky & Drogin LLP

Tarter Krinsky & Drogin LLP